Filed Pursuant to Rule 424(b)(3)
Registration No. 333-159359

ENERGY FUTURE HOLDINGS CORP.

SUPPLEMENT NO. 4 TO

MARKET MAKING PROSPECTUS DATED

JUNE 2, 2009

THE DATE OF THIS SUPPLEMENT IS SEPTEMBER 1, 2009

On September 1, 2009, Energy Future Holdings Corp. filed the attached Current Report on Form 8-K with the Securities and Exchange Commission.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – August 31, 2009

Energy Future Holdings Corp.

(Exact name of registrant as specified in its charter)

Texas	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

214-812-4600

(Registrant’s telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS.

As disclosed in previous filings, in June 2008, Oncor Electric Delivery Company LLC (“Oncor”), a subsidiary of Energy Future Holdings Corp. (“EFH Corp.”), filed for a rate review with the Public Utility Commission of Texas (“PUCT”) (Docket No. 35717) and 204 cities. On August 31, 2009, the PUCT issued a final order with respect to the rate review. The final order approves a total annual revenue requirement for Oncor of $2.64 billion, based on Oncor’s 2007 test year cost of service and customer characteristics. New rates will be calculated for all customer classes using 2007 test year billing metrics and the approved class cost allocation and rate design. The PUCT staff has estimated that the final order results in an approximate $115 million increase over Oncor’s 2007 test year revenues, before recovery of rate case expenses. Excluding the one-time loss on regulatory assets discussed below, the result of the rate case is not expected to have a material effect on Oncor’s net income.

Key findings made by the PUCT in the rate review include:

•

recognizing and affirming Oncor’s corporate ring-fence from EFH Corp. and its unregulated affiliates by rejecting a proposed consolidated tax savings adjustment arising out of EFH Corp.’s ability to offset Oncor’s taxable income against losses from other investments;

•

approving the recovery of all of Oncor’s capital investment in its transmission and distribution system, including investment in certain automated meters that will be replaced pursuant to Oncor’s advanced meter deployment plan;

•	denying recovery of $25 million of certain regulatory assets, which will result in a $16 million after-tax loss being recognized in the third quarter 2009; and

•	setting Oncor’s return on equity at 10.25%.

New rates will be implemented once new tariffs are approved, which is expected to occur before the end of September 2009. The final order is subject to motions for rehearing and appeals.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.

/s/ Stanley J. Szlauderbach
Name:	Stanley J. Szlauderbach
Title:	Senior Vice President and Controller

Dated: September 1, 2009